June 12, 2025 Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(3)
Amendment no. 1 to pricing supplement dated April 30, 2025 to product supplement no. 3-I dated April 13, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024
JPMorgan Chase Financial Company LLC
Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least
Performing of the Common Stock of Tesla, Inc., the Class A
Common Stock of Coinbase Global, Inc. and the Common
Stock of Marvell Technology, Inc. due May 3, 2030
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
The section entitled “Comparable Yield and Projected Payment Schedule” in the pricing supplement dated April 30, 2025, related to the notes referred to above (the “pricing supplement”), is amended, restated and superseded in its entirety by the section entitled “Comparable Yield and Projected Payment Schedule” in Annex A to this amendment.
CUSIP: 48136DH34
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of the pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this amendment together with the pricing supplement and the related product supplement, prospectus supplement, prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below. Please also see
“Additional Terms Specific to the Notes” in the pricing supplement.
Pricing supplement dated April 30, 2025:
https://www.sec.gov/Archives/edgar/data/19617/000121390025039177/ea0240764-01_424b2.htm
Product supplement no. 3-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf
Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

PS-1 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of
the Common Stock of Tesla, Inc., the Class A Common Stock of Coinbase
Global, Inc. and the Common Stock of Marvell Technology, Inc.
Annex A
Comparable Yield and Projected Payment Schedule
Although it is not entirely clear how the comparable yield and projected payment schedule should be determined when a debt instrument may be redeemed by the issuer prior to maturity, we have determined that the “comparable yield” is an annual rate of
5.46%, compounded monthly. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of the following payments:
Payment Dates
Projected Payment
Amounts
June 4, 2025
$12.02
July 3, 2025
$11.09
August 4, 2025
$10.16
September 5, 2025
$9.23
October 3, 2025
$8.31
November 4, 2025
$7.38
December 4, 2025
$7.09
January 5, 2026
$6.80
February 4, 2026
$6.51
March 5, 2026
$6.23
April 2, 2026
$5.94
May 5, 2026
$5.65
June 4, 2026
$5.51
July 6, 2026
$5.37
August 4, 2026
$5.23
September 3, 2026
$5.09
October 5, 2026
$4.95
November 4, 2026
$4.81
December 3, 2026
$4.67
January 5, 2027
$4.53
February 4, 2027
$4.40
March 4, 2027
$4.26
April 2, 2027
$4.12
May 5, 2027
$3.98
June 4, 2027
$3.91
July 6, 2027
$3.83
August 4, 2027
$3.76
September 2, 2027
$3.69
October 5, 2027
$3.62
November 4, 2027
$3.55
December 3, 2027
$3.48
January 4, 2028
$3.41
February 3, 2028
$3.33
March 3, 2028
$3.26
April 4, 2028
$3.19
May 4, 2028
$3.12
June 2, 2028
$3.07

PS-2 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of
the Common Stock of Tesla, Inc., the Class A Common Stock of Coinbase
Global, Inc. and the Common Stock of Marvell Technology, Inc.
Payment Dates
Projected Payment
Amounts
July 6, 2028
$3.02
August 3, 2028
$2.97
September 5, 2028
$2.92
October 5, 2028
$2.87
November 2, 2028
$2.82
December 5, 2028
$2.78
January 5, 2029
$2.73
February 2, 2029
$2.68
March 5, 2029
$2.63
April 5, 2029
$2.58
May 3, 2029
$2.53
June 4, 2029
$2.50
July 6, 2029
$2.46
August 2, 2029
$2.43
September 5, 2029
$2.40
October 4, 2029
$2.37
November 2, 2029
$2.33
December 5, 2029
$2.30
January 4, 2030
$2.27
February 4, 2030
$2.24
March 5, 2030
$2.20
April 4, 2030
$2.17
May 3, 2030
$1,002.14
In addition, assuming a monthly accrual period, the following table states the amount of OID that will accrue with respect to the notes during each calendar period, based upon our determination of the comparable yield and the projected payment schedule. The table does not account for adjustments to reflect the difference between the actual and projected amount of any payment you receive during each year.
Calendar Period
Accrued OID During Calendar
Period (Per $1,000 Principal
Amount Note)
Total Accrued OID from Original
Issue Date (Per $1,000 Principal
Amount Note) as of End of
Calendar Period
May 5, 2025 through December 31, 2025………
$34.07
$34.07
January 1, 2026 through December 31, 2026……….
$50.86
$84.93
January 1, 2027 through December 31, 2027……….
$50.61
$135.54
January 1, 2028 through December 31, 2028……….
$51.12
$186.67
January 1, 2029 through December 31, 2029……….
$52.12
$238.79
January 1, 2030 through May 3, 2030..……..
$18.10
$256.89
The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the notes in each year and are neither a prediction nor a guarantee of what the actual yield or timing of the payment or payments will be. The amounts you actually receive each year, including at maturity or earlier sale or exchange of your notes, will affect your income for that year, as described above under “Tax Treatment.”